Issuer Free Writing Prospectus dated June 5, 2023
Filed Pursuant to Rule 433
Registration Nos. 333-255424 and 333-271262

Narrator: Instead of merely making money.

Narrator: Why not consider building money?

Narrator: Belpointe OZ the first publicly traded Opportunity Zone Fund

Narrator: Our unique fund targets taxed advantage real estate investments designed to defer and eliminate your tax liability

Narrator: Download the white paper at belpointeblue.com

Narrator: Belpointe OZ. Building Money.


INSTEAD OF MERELY MAKING MONEY,
BELPOINTEBLUE.COM


WHY NOT CONSIDER BUILDING MONEY?
BELPOINTEBLUE.COM



BELPOINTE OZ
THE FIRST
PUBLICLY
TRADED
OPPORTUNITY
ZONE FUND
BELPOINTEBLUE.COM


DEFER
AND
ELIMINATE
YOUR
TAX LIABILITY
BELPOINTEBLUE.COM

This communication is for educational purposes only and is subject to change. Nothing in this communication is or should be construed as an offer to sell or the solicitation of an offer to buy any securities. Offers may only be made by means of a prospectus. Belpointe PREP, LLC ("Belpointe OZ") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Prior to making an investment decision, you should read the prospectus and the other documents Belpointe OZ has filed with the SEC in their entirety, and carefully consider its investment objectives and strategy, risk factors, fees and expenses and any tax consequences that may results from an investment in the offering. Copies of these documents can be obtained free of charge from www.sec.gov or www.investors.belpointeoz.com or from any broker-dealer participating in the offering. The information in this communication should not be relied upon as investment or tax advice. Consult with your own investment and tax advisers concerning the federal, state and local income tax consequences of purchasing, owning or disposing of securities in the offering. There is no guarantee that Belpointe OZ will continue to qualify as a partnership or qualified opportunity fund for federal tax purposes. Past performance is not an indicator or a guarantee of future performance. An investment in Belpointe OZ's securities involves a high degree of risk, including a complete loss of your investment, and may not be suitable for all investors. The price of Belpointe OZ's securities will fluctuate and may trade above or below net asset value. Brokerage commissions and expenses will reduce returns. The offering to which this communication relates is being made on a best-efforts basis through Emerson Equity, LLC, Member FINRA, SIPC, as managing broker-dealer. ©2023.


DOWNLOAD THE
WHITE PAPER AT
BELPOINTEBLUE.COM
Investing in Opportunity Zones for Tax Advantages and Growth
BELPOINTEBLUE.COM

BelpointeOZ

BUILDING MONEY

BELPOINTEBLUE.COM